Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Felding Finance B.V. (The Netherlands)

Mediann Invest Company BVBA (Belgium)

Mediann N.V. (Belgium)*

OrthoHelix Design Systems, Inc. (United States)

SCI Calyx (France)**

TMG France SNC (France)***

Tornier, Inc. (United States)

Tornier AG (Switzerland)****

Tornier Espana (Spain)****

Tornier GmbH (Germany)****

Tornier Japan K.K. (Japan)

Tornier Orthopedics, Inc. (Canada)

Tornier Orthopedics Ireland, Ltd. (Ireland)

Tornier Pty (Australia)****

Tornier SAS (France)****

Tornier Scandinavia A/S (Denmark)

Tornier Srl (Italy)****

Tornier UK, Ltd. (United Kingdom)

Tornier US Holdings, Inc. (United States)

*	99% owned by Mediann Invest Company BVBA and 1% owned by Tornier N.V.
**	51% ownership indirectly by Tornier N.V. and Felding Finance B.V.
***	99.5% owned by Tornier N.V., 0.5% by Felding Finance B.V.
****	99.5% owned indirectly by Tornier N.V., 0.5% by Felding Finance B.V.